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                                                                    EXHIBIT 10.4

                         RICHMOND COUNTY SAVINGS BANK
                             EMPLOYMENT AGREEMENT
                           (as Amended and Restated)


     This AGREEMENT ("Agreement"), originally entered into on February 17, 1998, is amended and restated in its entirety effective as of October 1, 1999, by and among Richmond County Savings Bank (the "Institution"), a state chartered savings institution, with its principal administrative office at 1214 Castleton Avenue, Staten Island, New York, 10310, Richmond County Financial Corp., a corporation organized under the laws of the State of Delaware, the holding company for the Institution (the "Holding Company"), and Michael F. Manzulli ("Executive").

     WHEREAS, the Institution wishes to continue to assure itself of the services of Executive for the period provided in this Agreement; and

     WHEREAS, Executive is willing to continue to serve in the employ of the Institution on a full-time basis for said period.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES.

     During the period of his employment hereunder, Executive agrees to serve as Chairman of the Board and Chief Executive Officer of the Institution. Executive shall render administrative and management services to the Institution such as are customarily performed by persons situated in a similar executive capacity. During said period, Executive also agrees to serve, if appointed or elected, as the case may be, as an officer and director of the Holding Company or any subsidiary of the Institution.

2.   TERMS AND DUTIES.

     (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of sixty (60) full calendar months from the effective date of this Agreement, as amended and restated. Commencing on the date of the execution of this Agreement, the term of this Agreement shall be extended for one day each day, so that a constant sixty (60) calendar month term shall remain in effect, until such time as the disinterested members of the board of directors of the Institution ("Board") or Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 8 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the fifth anniversary of the date of such written notice.
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     (b)   During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and other reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Institution and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any conflict of interest with the Institution, or materially affect the performance of Executive's duties pursuant to this Agreement.

     (c) Notwithstanding anything in this Agreement to the contrary, Executive's employment with the Institution may be terminated by the Institution or the Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.   COMPENSATION AND REIMBURSEMENT.

     (a) The compensation specified under this Agreement shall constitute consideration paid by the Institution in exchange for duties described in
Section 1 of this Agreement. The Institution shall pay Executive, as compensation, a salary of not less than $525,000 ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any employee benefit plan or deferred compensation arrangement maintained by the Institution. Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; on or about the 30th day of each June. Such review shall be conducted by the Board or by a committee designated by the Board. The committee or the Board may increase Executive's Base Salary at any time. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement. In addition to the Base Salary provided for in this Section 3(a), the Institution shall also provide Executive, at no premium cost to Executive, with all such other benefits as are provided uniformly to full-time employees of the Institution.

     (b)   In addition to the Base Salary provided for in paragraph (a) of this
Section 3, the Institution will provide Executive with the opportunity to participate in employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving a benefit from immediately prior to the beginning of the term of this Agreement, as amended and restated, and the Institution will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder, without separately providing for an arrangement that ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of such adverse effect. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans, whether tax-qualified or otherwise, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, employee stock ownership plans, stock or option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Institution in

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the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements (including designation by the Board of eligibility to participate, if applicable). Executive shall also be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Institution in which Executive is eligible to participate. Nothing paid to the Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

     (c)   In addition to the Base Salary provided for by paragraph (a) of this
Section 3 and other compensation and benefits provided for by paragraph (b) of this Section 3, the Institution shall pay or reimburse Executive for all reasonable expenses incurred by Executive performing his obligations under this Agreement, as mutually agreed to by the Board and Executive.

     (d) Except as otherwise provided in this Section 3(d), the Institution will provide to Executive for each calendar year during the term of this Agreement and for the remaining term of this Agreement after a termination of employment following an Event of Termination, as defined in Section 4 of this Agreement, a "Benefit Equity Payment." The Benefit Equity Payment shall be paid no later than 90 days after the close of the calendar year to which such payment pertains ("Benefit Year"), and shall be in addition to any contributions actually made (or benefits actually accrued) with respect to such Benefit Year to any tax-qualified or non-tax-qualified compensation or benefit plan, arrangement, policy or program funded or sponsored by the Institution, including but not limited to those of the following types: deferred compensation, retirement, defined benefit pension, defined contribution retirement, supplemental executive retirement, stock option or stock bonus award, life insurance, health, medical, dental, disability, incentive compensation or bonus plan, perquisites, or other fringe benefits ("Benefit Plans"). The Benefit Equity Payment, which shall be calculated by an actuary, accountant or other licensed professional, shall equal the amount of the contributions (or other benefits) which would have been made or accrued for Executive for the Benefit Year pursuant to all Benefit Plans as consideration for his services described in Section 1 of this Agreement, but which were not made or accrued because (i) the Benefit Plan(s) were terminated or not funded, or (ii) Executive was no longer employed or will not be employed by the Institution.

4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Institution or the Holding Company of Executive's full-time employment hereunder for any reason other than Retirement (as defined in paragraph (f) of this Section 4), termination governed by Section 5(a) of this Agreement, or Termination for Cause, as defined in Section 7 of this Agreement; or (ii) Executive's resignation from the Institution's employ upon any: (A) notice to Executive by the Institution of non-renewal of the term of this Agreement, (B) failure to elect or re-elect or to appoint or re-appoint Executive as Chairman of the Board and Chief Executive Officer or failure to re-nominate Executive as a director of the Institution or Holding Company to the extent Executive was

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serving as a director as of the effective date of this Agreement (unless
Executive so consents), (C) material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 of this Agreement (unless Executive so consents),
(D) relocation of Executive's principal place of employment by more than 25 miles from its location at the effective date of the Agreement (unless Executive so consents), (E) reduction in the benefits, arrangements and perquisites provided to Executive pursuant to Section 3 of this Agreement, to which Executive does not consent or for which Executive is not or will not be provided the economic benefit pursuant to Section 3(b) of this Agreement, (F) liquidation or dissolution of the Institution or Holding Company, or (G) breach of this Agreement by the Institution. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E), (F) or (G), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full months after the event giving rise to said right to elect.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8 of this Agreement, the Institution shall be obligated to pay Executive, or, in the event of Executive's subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be: (i) the amount of the remaining payments and benefits that Executive would have earned if he had continued his employment with the Institution during the remaining unexpired term of this Agreement, based on Executive's Base Salary and benefits provided at the Date of Termination, as set forth in Sections 3(a), (b) and (d) of this Agreement, as the case may be, and (ii) the amount still due Executive under any paragraph of Section 3 for service rendered through the Date of Termination. At the election of Executive, which election is to be made within thirty (30) days of the Date of Termination, such payments shall be made in a lump sum (without discount for early payment) or paid monthly during the remaining term of the Agreement following Executive's termination. In the event that no election is made, payment to Executive will be made in a lump sum. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

     (c) Upon the occurrence of an Event of Termination, Executive will be entitled to receive benefits due him under or contributed by the Institution on his behalf pursuant to any retirement, incentive, profit sharing, employee stock ownership, bonus, performance, disability or other employee benefit plan maintained by the Institution to the extent such benefits are not otherwise paid to Executive under a separate provision of this Agreement.

     (d) To the extent that the Institution continues to offer any life, medical, health, disability or dental insurance plan or arrangement in which Executive participates in on the last day of his employment (each being a "Welfare Plan"), after an Event of Termination (as herein defined), Executive and his dependents shall continue participating in such Welfare Plans, subject to the same premium contributions on the part of Executive as were required immediately prior to the Event of Termination until the earlier of (i) his death
(ii) his employment by another employer other than one of which he is the majority owner or (iii) the end of the remaining term of this Agreement. If the Institution does not offer the Welfare Plans after the Event of Termination, then the Institution shall provide Executive with a payment equal to the actuarial

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value of the provision of such benefit for the period which runs until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the end of the remaining term of this Agreement.

     (e)   In the event that Executive is receiving monthly payments pursuant to
Section 4(b) hereof, on an annual basis, thereafter, between the dates of January 1st and January 31st of each year, Executive shall elect whether, the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis. Such election shall be irrevocable for the year for which such election is made.

     (f) Termination of Executive based on "Retirement" shall mean termination in accordance with the Institution's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Institution and other plans to which Executive is a party or a participant in accordance with the terms of the plan or arrangement.

5.   CHANGE IN CONTROL.

     (a) For purposes of this Agreement, a "Change in Control" of the Institution or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (ii) results in a Change in Control of the Institution or the Holding Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R.
Section 303.4(a), with respect to the Institution, and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), with respect to the Holding Company, as in effect on the date of this Agreement; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Institution or the Holding Company representing 20% or more of the Institution's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Institution purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Institution or the Holding Company, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Institution or the Holding Company or similar transaction occurs in which the Institution or Holding Company is not the resulting entity, or (D) a proxy

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statement has been distributed soliciting proxies from stockholders of the
Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Institution or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Institution or the Holding Company, or (E) a tender offer is made for 20% or more of the voting securities of the Stock Institution or Holding Company then outstanding.

     (b) If any of the events described in Section 5(a) of this Agreement constituting a Change in Control have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d), (e), (f) and (g) of this Section 5 upon his termination of employment on or after the date the Change in Control occurs at any time during the term of this Agreement due to: (i) Executive's dismissal,
(ii) Executive's voluntary resignation for any reason on or within the sixty
(60) day period immediately following the date a Change in Control has occurred, or (iii) Executive's resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in annual compensation or benefits or relocation of his principal place of employment by more than 25 miles from its location immediately prior to the Change in Control, unless such termination is because of his death, disability, retirement or Termination for Cause (as defined in Section 7 of this Agreement).

     (c) Upon Executive's entitlement to benefits pursuant to Section 5(b), the Institution shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the greater of: (i) the payments due for the remaining term of the Agreement; or (ii) five (5) times Executive's annual compensation for the most recently completed year. In determining Executive's annual compensation, annual compensation shall include Base Salary and any other taxable income, including but not limited to amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, severance payments, retirement benefits, director or committee fees and fringe benefits paid or to be paid to Executive or paid for Executive's benefit during any such year, as well as pension, profit sharing plan, employee stock ownership and other retirement contributions or benefits (whether or not taxable) made or accrued on behalf of Executive for such year. At the election of Executive, which election is to be made prior to or within thirty (30) days of the Date of Termination on or following a Change in Control, such payment may be made in a lump sum (without discount for early payment) on or immediately following the Date of Termination (which may be the date a change in Control occurs) or paid in equal monthly installments during the sixty (60) months following Executive's termination. In the event that no election is made, payment to Executive will be made on a monthly basis during the remaining sixty (60) month term of the Agreement. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

     (d) Upon the occurrence of a Change in Control followed by Executive's termination of employment, Executive will be entitled to receive benefits due him under or contributed by the Institution on his behalf pursuant to any retirement, incentive, profit sharing, employee stock

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ownership, bonus, performance, disability or other employee benefit plan maintained by the Institution on Executive's behalf to the extent such benefits are not otherwise paid to Executive under a separate provision of this Agreement.

     (e) Upon the occurrence of a Change in Control and Executive's termination of employment in connection therewith, the Institution will cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Institution for Executive and any of his dependents covered under such plans prior to the Change in Control. Such coverage and payments shall cease upon the expiration of sixty (60) full calendar months following the Date of Termination. In the event Executive's participation in any such plan or program is barred, the Institution shall arrange to provide Executive and his dependents with benefits substantially similar as those of which Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred or provide their economic equivalent.

     (f) The use or provision of any membership, license, automobile use, or other perquisites shall be continued during the remaining term of the Agreement on the same financial terms and obligations as were in place immediately prior to the Change in Control. To the extent that any item referred to in this paragraph will at the end of the term of this Agreement, no longer be available to Executive, Executive will have the option to purchase all rights then held by the Institution to such item for a price equal to the then fair market value of the item.

     (g)   In the event that Executive is receiving monthly payments pursuant to
Section 5(c) hereof, on an annual basis, thereafter, between the dates of January 1st and January 31st of each year, Executive shall elect whether the balance of the amount payable under the Agreement at that time shall be paid in a lump sum or on a pro rata basis pursuant to such section. Such election shall be irrevocable for the year for which such election is made.

6.   CHANGE OF CONTROL RELATED PROVISIONS

     (a) Notwithstanding the preceding provisions of Section 5 of this Agreement, for any taxable year in which Executive shall be liable, as determined for the payment of an excise tax under Section 4999 of the Code (or any successor provision thereto), with respect to any payment in the nature of the compensation made by the Institution to (or for the benefit of) Executive pursuant to this Agreement or otherwise, the Institution shall pay to Executive an amount determined under the following formula:

     An amount equal to:  (E x P) + X

WHERE:

     X  =             E x P
          1 - [(FI x (1 - SLI)) + SLI + E]

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     E    =    the rate at which the excise tax is assessed under Section 4999 of the Code;

     P    =    the amount with respect to which such excise tax is assessed, determined without regard to this Section 6;

     FI   =    the highest marginal rate of federal income, employment, and other taxes (other than taxes imposed under Section 4999 of the Code) applicable to Executive for the taxable year in question
               (including any effective increase in Executive's tax rate attributable to the disallowance of any deduction); and

     SLI  =    the sum of the highest marginal rates of income and payroll tax applicable to Executive under applicable state and local laws for the taxable year in question (including any effective increase in Executive's tax rate attributable to the disallowance of any deduction).

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Section or otherwise and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under this Section 6 shall be made to Executive on the earliest of (i) the date the Institution is required to withhold such tax, (ii) the date the tax is required to be paid by Executive, or (iii) at the time of the Change in Control. It is the intention of the parties that the Institution provide Executive with a full tax gross-up under the provisions of this Section 6, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 (or any successor provisions) of the Code had not been imposed. The tax gross-up may be adjusted if alternative minimum tax rules are applicable to Executive.

     (b) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which Executive is a party that the excess parachute payment as defined in Section 4999 of the Code, reduced as described above, is more than the amount determined as "P", above (such greater amount being hereafter referred to as the "Determinative Excess Parachute Payment"), then the Institution's independent accountants shall determine the amount (the "Adjustment Amount"), the Institution must pay to Executive, in order to put Executive (or the Institution, as the case may be) in the same position as Executive (or the Institution, as the case may be) would have been if the amount determined as "P" above had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Institution shall pay the Adjustment Amount to Executive.

     (c) In each calendar year that Executive receives payments or benefits under this Agreement, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of the Institution as

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described above. The Institution shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, interest, fines and penalties) which Executive incurs as a result of reporting such information. Executive shall promptly notify the Institution in writing whenever Executive receives notice of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Agreement is being reviewed or is in dispute. The Institution shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract) and Executive shall cooperate fully with the Institution in any such proceeding. Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Institution may have in connection therewith without prior consent to the Institution.

7.   TERMINATION FOR CAUSE.

     The term "Termination for Cause" shall mean termination because of: a) Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement which results in a material loss to the Institution or the Holding Company, or b) Executive's conviction of a crime or act involving moral turpitude or a final judgement rendered against Executive based upon actions of Executive which involve moral turpitude. For the purposes of this Section 7, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Institution or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Institution, the Holding Company or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and any unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.



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8.      NOTICE.

     (a) Any purported termination by the Institution or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive's termination exists, the "Date of Termination" shall be determined in accordance with Section 8(c) of this Agreement.

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and, provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, in the event the Executive is terminated for reasons other than Termination for Cause, the Institution will continue to pay Executive his Base Salary in effect when the notice giving rise to the dispute was given until the earlier of: i) the resolution of the dispute in accordance with this Agreement or ii) the expiration of the remaining term of this Agreement as determined as of the Date of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.   POST-TERMINATION OBLIGATIONS.

     All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Institution. Executive shall, upon reasonable notice, furnish such information and assistance to the Institution as may reasonably be required by the Institution in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.  NON-COMPETITION AND NON-DISCLOSURE.

     (a)   Upon any termination of Executive's employment hereunder pursuant to
Section 4 hereof, Executive agrees not to compete with the Holding Company or its Subsidiaries for a period of one (1) year following such termination in any city, town or county in which the Executive's normal business office is located and the Holding Company or any of its Subsidiaries has an office or has filed an application for regulatory approval to establish an office, determined

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as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Holding Company or its Subsidiaries. The parties hereto, recognizing that irreparable injury will result to the Holding Company or its Subsidiaries, its business and property in the event of Executive's breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Holding Company or its Subsidiaries, will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 7 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Holding Company or its Subsidiaries, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Holding Company or its Subsidiaries from pursuing any other remedies available to the Holding Company or its Subsidiaries for such breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Holding Company and its Subsidiaries as it may exist from time to time, is a valuable, special and unique asset of the business of the Holding Company and its Subsidiaries. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Holding Company and its Subsidiaries thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Holding Company. Further, Executive may disclose information regarding the business activities of the Bank or Holding Company to the Superintendent of Banks of the State of New York, the New York State Banking Department, OTS and the FDIC pursuant to a formal regulatory request. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Holding Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Holding Company or its Subsidiaries or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Holding Company from pursuing any other remedies available to the Holding Company for such breach or threatened breach, including the recovery of damages from Executive.

11.  SOURCE OF PAYMENTS.

     (a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Institution. The Holding Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Institution are not timely paid or provided by the Institution, such amounts and benefits shall be paid or provided by the Holding Company.

     (b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under an employment agreement in effect between Executive and the Holding Company, such compensation payments and benefits paid by the Holding Company will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Holding Company Agreement shall be allocated in proportion to the services rendered and time expended on such activities by Executive as determined by the Holding Company and the Institution on a quarterly basis.

12.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Institution or any predecessor of the Institution and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.  NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Institution and their respective successors and assigns.

14.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.  REQUIRED PROVISIONS.

     (a) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

16.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.  GOVERNING LAW.

     The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflict of laws of this state.

19.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty
(50) miles from the location of the Institution, in accordance with the rules of the American Arbitration Institution then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.  PAYMENT OF COSTS AND LEGAL FEES.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of: (a) all legal fees incurred by Executive in resolving such dispute or controversy, and (b) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21.  INDEMNIFICATION.

     (a) The Institution shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Institution (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

22.  SUCCESSOR TO THE INSTITUTION.

     The Institution shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Institution or the Holding Company, expressly and unconditionally to assume and agree to perform the Institution's obligations under this Agreement, in the same manner and to the same extent that the Institution would be required to perform if no such succession or assignment had taken place.

                                  SIGNATURES


     IN WITNESS WHEREOF, Richmond County Savings Bank and Richmond County Financial Corp. have caused this Agreement, as amended and restated, to be executed and their seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the 1st day of October 1999.


ATTEST:                                  RICHMOND COUNTY SAVINGS BANK



  /s/ Diane L. DeLillo                   By:  /s/ Anthony E. Burke
-----------------------------------         -----------------------------------
Diane L. DeLillo                            Anthony E. Burke
                                            For The Entire Board of Directors


       [SEAL]


ATTEST:                                  RICHMOND COUNTY FINANCIAL CORP.

                                              (Guarantor)



  /s/ Diane L. DeLillo                   By:  /s/ Anthony E. Burke
-----------------------------------         -----------------------------------
Diane L. DeLillo                            Anthony E. Burke
                                            For The Entire Board of Directors

         [SEAL]


WITNESS:                                 EXECUTIVE


  /s/ Diane L. DeLillo                       /s/ Michael F. Manzulli
-----------------------------------         -----------------------------------
                                            Michael F. Manzulli